EXHIBIT 99.3

October 13, 2006

Important Notice Concerning Your Rights
Under the Bemis Defined Contribution Pension Plan for Hourly Employees

This notice is to inform you that the Bemis Defined Contribution Pension Plan for Hourly Employees will be changing plan service providers. As a result, some investment options for the retirement plan will be changed and you temporarily will be unable to reallocate investments in your individual accounts or obtain a distribution from the plan.

This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the plan is expected to begin at 3 p.m., November 15, 2006, and conclude the week beginning December 17, 2006. The blackout period will occur in two phases as follows:

Phase I – Initial Blackout –Transaction Submission Deadline

November 15, 2006, at 3 p.m., Central time

You must submit all necessary forms and/or requests and related information to USBank no later than November 15, 2006, at 3 p.m., Central time to be sure your request for a distribution will be completed before the conversion to JPMorgan as recordkeeper.

All other access to your account, including the ability to make requests for investment election changes and fund transfers will remain available until the full blackout period begins.

Phase II: Full Blackout – No Account Access

November 22, 2006, at 3 p.m., Central time

On November 22, 2006, at 3 p.m., Central time, you will not have any access to your account until the blackout period ends during the week beginning December 17, 2006. You will receive notification via mail when the blackout period has ended.

In addition to the inability to obtain a distribution from the plan, during the blackout period you will be unable to diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments prior to the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to initiate the sale of such stocks from your account during the blackout period.

If you have any questions concerning this notice, you should contact JPMorgan Retirement Plan Services at 800-345-2345. Representatives are available weekdays from 7 a.m. to 7 p.m. Central time. The TDD number for those with a hearing impairment is 800-345-1833.

Please note: The enclosed Special Tax Notice Regarding Plan Payments is a required tax notice. Please keep this for your records. No action is required on your part at this time.

Thursday, November 2 – Friday, November 17, 2006	Annual enrollment meetings. You will receive additional information on the conversion during these meetings.

Wednesday, November 15, 2006	Blackout period begins. Last day to request paperwork or distributions.

Wednesday, November 22, 2006	Last day to transfer between funds or change your investment elections. You will not be able to make any new transactions until the transition to JPMorgan is complete.

Week beginning December 17, 2006	Blackout period ends and you have full access to your plan. You may make changes to your future contributions or transfer your money to different funds.

Month of January	Education meetings begin. A JP Morgan representative will be conducting educational meetings at your site.